Exhibit 99.1

October 12, 2023

Dakota Gold Corp. Announces Strategic Partnership with Orion Mine Finance for $17 Million

LEAD, SOUTH DAKOTA – Dakota Gold Corp. (NYSE American: DC) (“Dakota Gold” or the “Company”) is pleased to announce it has entered into a binding agreement with OMF Fund IV SPV C LLC (“Orion”), a fund managed by Orion Mine Finance, for an investment of $17 million in Dakota Gold and a commitment from Orion for future financing support.

Jonathan Awde, President, CEO and a Director of the Company commented: “I am very pleased to announce our strategic partnership with Orion. Robert Quartermain, Dakota Gold’s Co-Chair, and I have worked with Orion previously, and we welcome the opportunity to continue our relationship with Orion, a respected investor and lender in the mining industry. We value Orion’s support and look forward to working with our new partner as we revitalize the Homestake District.”

Orion Equity Investment

Orion has agreed to purchase 6,666,667 shares of common stock of Dakota Gold (each a “Share”) at a price of $2.55 per Share for aggregate gross proceeds of $17 million (the “Orion Equity Investment”). The Company anticipates Orion will own approximately 7.78% of its issued and outstanding shares of common stock following the closing of the Orion Equity Investment.

The Orion Equity Investment will be registered under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-266155), as supplemented by a prospectus supplement relating to the sale of the Shares (the “Prospectus Supplement”). The Orion Equity Investment is anticipated to close on or about October 20, 2023.

Financing Support

Orion has agreed to provide a non-binding proposal for up to US$300 million of financing support to the Company for the purposes of financing the construction and development of the Company’s assets, following the satisfaction of certain milestones, or for the acquisition of new assets by the Company (the “Financing Support”). In connection with the Financing Support, Orion shall be granted a right to match the terms of any future financing of the Company. Orion’s matching right does not include any equity or convertible debt offering conducted by the Company on a non-brokered basis or conducted by banks or brokers with aggregate proceeds of up to $200 million (of which no more than $50 million may be in the form of unsecured convertible debt), including equity issuances from the Company’s at-the-market offering program.

Royalty Agreement

In addition, at the closing of the Orion Equity Investment, Orion and the Company will enter into a royalty agreement for a 1% net smelter returns royalty over certain of the Company’s public land that is administered by the U.S. Forest Service or Bureau of Land Management (the “Royalty”). The Royalty excludes the Company’s private land, where Dakota Gold is currently active with four drills at its Maitland and Richmond Hill projects, as well as certain claims forming part of the Company’s Blind Gold project. Dakota Gold will receive total consideration of $1 million for the Royalty, with $75,000 paid at closing and the remaining $925,000 paid by Orion based upon the achievement of certain development milestones.

This press release is for informational purposes only and is not an offer to sell nor the solicitation of an offer to buy any Shares, which is made only by means of a prospectus supplement and related prospectus. There will be no sale of Shares in any jurisdiction in which the offer, solicitation of an offer to buy or sale would be unlawful.

About Dakota Gold Corp.

Dakota Gold (NYSE American: DC) is a South Dakota-based responsible gold exploration and development company with a specific focus on revitalizing the Homestake District in Lead, South Dakota. Dakota Gold has high-caliber gold mineral properties covering over 46 thousand acres surrounding the historic Homestake Mine. More information about the Company can be found at www.dakotagoldcorp.com.

The Dakota Gold team is focused on new gold discoveries and opportunities that build on the legacy of the Homestake District and its 145 years of gold mining history.

Subscribe to Dakota Gold’s e-mail list at www.dakotagoldcorp.com/contact-us/sign-up/ to receive the latest news and other Company updates.

Shareholder and Investor Inquiries

For more information, please contact:

Jonathan Awde, President and Chief Executive Officer

Tel: +1 604-761-5251

Email: JAwde@dakotagoldcorp.com

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipate,” “intend,” “plan,” “believe,” “expect,” “may,” “should,” “will” and similar references to future periods. These forward-looking statements are neither historical facts nor assurances of future performance and instead are based on assumptions and expectations that may not be realized and are inherently subject to numerous risks and uncertainties, which could cause actual results to differ materially from these statements. These risks and uncertainties include, among others, (i) the size, price and timing of the Orion Equity Investment; (ii) potential future transactions between the Company and Orion, including for Financing Support; (iii) the execution and timing of our planned exploration activities; (iv) our ability to achieve our strategic goals; (v) the state of the economy and financial markets generally and the effect on our industry; and (vi) the market for our common stock. The foregoing list is not exhaustive. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the risk factors included in Item 1A of the Company’s Transition Report on Form 10-KT for the nine-month transition period ended December 31, 2022, as amended, as updated by annual, quarterly and other reports and documents that we may file with the SEC. We caution investors not to place undue reliance on the forward-looking statements contained in this communication. These statements speak only as of the date of this communication, and we undertake no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except as may be required by law. We do not give any assurance that we will achieve our expectations.

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